Exhibit 10.18

LIBERTY GLOBAL, INC.

DEFERRED COMPENSATION PLAN

(Effective December 15, 2008;

Amended and Restated as of November 20, 2009)

1.	COVERAGE OF PLAN

The Plan is unfunded and is maintained for the purpose of providing a select group of management or highly compensated employees the opportunity to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan.

2.	DEFINITIONS

2.1. “Account” means each of the bookkeeping accounts established pursuant to Section 5.1 and maintained by the Company in the names of the respective Participants, to which all amounts deferred under the Plan and deemed interest, earnings and losses on such amounts shall be credited or debited pursuant to Section 5.2, and from which all amounts distributed under the Plan shall be debited.

2.2. “Active Participant” means each Participant who is actively employed by the Company as an Eligible Employee.

2.3. “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2.4. “Applicable Interest Rate” means 9% per annum, compounded as of the end of each calendar quarter.

2.5. “Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of common stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the common stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

2.6. “Beneficiary” means such person or persons or legal entity or entities, including, but not limited to, an organization exempt from federal income tax under section 501(c)(3) of the Code, designated by a Participant or Beneficiary to receive benefits pursuant to the terms of the Plan after such Participant’s or Beneficiary’s death. If no Beneficiary is designated by the Participant or Beneficiary, or if no Beneficiary survives the Participant or Beneficiary (as the case may be), the Participant’s Beneficiary shall be the Participant’s Surviving Spouse if the Participant has a Surviving Spouse and otherwise the Participant’s estate, and the Beneficiary of a Beneficiary shall be the Beneficiary’s Surviving Spouse if the Beneficiary has a Surviving Spouse and otherwise the Beneficiary’s estate.

2.7. “Board” means the Board of Directors of the Company.

2.8. “Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

2.9. “Change of Control” means any of the following events, provided that such event also constitutes a Section 409A Change of Control: (i) an Approved Transaction, (ii) a Board Change, or (iii) a Control Purchase.

2.10. “Code” means the Internal Revenue Code of 1986, as amended.

2.11. “Committee” means the committee appointed by the Board to administer the Plan, which shall be the Compensation Committee of the Board or such other committee as the Board may appoint or, if the Board so determines, the Board.

2.12. “Company” means Liberty Global, Inc., a Delaware corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

2.13. “Compensation” means, with respect to any Eligible Employee, base salary (subject to such limitations as the Committee shall impose from time to time) and any payment for services performed for the Company as an annual cash performance award or as a multi-year award under the Performance Incentive Plan, or under any future annual or multi-year performance bonus or award arrangement, but excluding any discretionary bonus payable without regard to pre-established performance objectives.

2.14. “Control Purchase” means any transaction (or series of related transactions) in which (i) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company or any employee benefit plan sponsored by the Company or any Subsidiary of the Company) shall purchase any common stock of the Company (or securities convertible into common stock of the Company) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, or (ii) any person (as such term is so defined), corporation or other entity (other than the Company, any Subsidiary of the Company, any employee benefit plan sponsored by the Company or any Subsidiary of the Company or any Exempt Person (as defined below)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, “Exempt Person” means each of (a) the Chairman of the Board, the President and each of the directors of the Company as of December 31, 2008, and (b) the respective family members, estates and heirs of each of the persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such persons or their respective family members or heirs. As used with respect to any person, the term “family member” means the spouse, siblings and lineal descendants of such person.

2.15. “Credited Interest Fund” means that portion or all of a Participant’s Account to be credited with interest at the Applicable Interest Rate in accordance with Section 5.2.

2.16. “Deceased Participant” means:

2.16.1. A Participant whose employment with the Company is terminated by death; or

2.16.2. An Inactive Participant who dies following termination of his or her employment with the Company.

2.17. “Disability” means:

2.17.1. an individual’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

2.17.2. circumstances under which, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, an individual is receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the individual’s employer.

2.18. “Disabled Participant” means:

2.18.1. A Participant whose employment with the Company is terminated by reason of Disability;

2.18.2. An Inactive Participant who suffers a Disability following termination of his or her employment with the Company; or

2.18.3. The duly-appointed legal guardian of an individual described in Section 2.18.1 or 2.18.2 acting on behalf of such individual.

2.19. “Eligible Employee” means the executive officers of the Company, its subsidiaries and divisions as the Committee shall designate from time to time to participate in the Plan.

2.20. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

2.21. “Hardship” means a Participant’s severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Participant, or, a sudden and unexpected illness or accident of a dependent (as defined by section 152(a) of the Code) of the Participant, or loss of the Participant’s property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant. A need to send the Participant’s child to college or a desire to purchase a home is not an unforeseeable emergency. No Hardship shall be deemed to exist to the extent that the financial hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship, (c) by cessation of deferrals under the Plan, or (d) by liquidation of the Participant’s other assets (including assets of the Participant’s spouse and minor children that are reasonably available to the Participant) to the extent that this liquidation would not itself cause severe financial hardship. For the purposes of the preceding sentence, the Participant’s resources shall be deemed to include those assets of his spouse and minor children that are reasonably available to the Participant; however, property held for the Participant’s child under an irrevocable trust or under a Uniform Gifts to Minors Act custodianship or Uniform Transfers to Minors Act custodianship shall not be treated as a resource of the Participant. The Committee shall determine whether the circumstances of the Participant constitute an unforeseeable emergency and thus a Hardship within the meaning of this Section 2.21. Following a uniform procedure, the Committee’s determination shall consider any facts or conditions deemed necessary or advisable by the Committee, and the Participant shall be required to submit any evidence of the Participant’s circumstances that the Committee requires. The determination as to whether the Participant’s circumstances are a case of Hardship shall be based on the facts of each case; provided however, that all determinations as to Hardship shall be uniformly and consistently made according to the provisions of this Section 2.21 for all Participants in similar circumstances.

2.22. “Inactive Participant” means each Participant (other than a Deceased Participant or a Disabled Participant) who is not actively employed by the Company.

2.23. “Initial Election” means a written election on a form provided by the Company, filed with the Company in accordance with Article 3, pursuant to which an Eligible Employee may elect to defer all or any portion of the Eligible Employee’s Compensation and designate the time and form of payment of the amount of deferred Compensation to which the Initial Election relates.

2.24. “New Eligible Employee” means an employee of the Company who becomes an Eligible Employee after January 1, 2009.

2.25. “Outside Date” has the meaning set forth in Section 3.5.

2.26. “Participant” means each individual who has made an Initial Election, and who has an undistributed amount credited to an Account under the Plan, including an Active Participant, a Deceased Participant, a Disabled Participant and an Inactive Participant.

2.27. “Performance-Based Compensation” means “performance-based compensation” within the meaning of Section 409A.

2.28. “Performance Period” means the period of at least 12 months during which a Participant may earn Performance-Based Compensation.

2.29. “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

2.30. “Plan” means the Liberty Global, Inc. Deferred Compensation Plan, as set forth herein, and as may be amended from time to time.

2.31. “Plan Year” means the calendar year.

2.32. “Phantom Investment Fund” shall mean any measurement fund, other than the Credited Interest Fund, selected by the Committee in its sole discretion. A Phantom Investment Fund may include mutual funds or any other investment or fund approved by the Committee. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Phantom Investment Fund. Each such action will take effect as of the date specified by the Committee after giving Participants advance written notice of such change.

2.33. “Section 409A” means section 409A of the Code and any Treasury Regulations promulgated under, or other administrative guidance issued with respect to, such Code section, as applicable to the Plan at the relevant time.

2.34. “Section 409A Change of Control” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Section 409A.

2.35. “Performance Incentive Plan” means each of (i) the Liberty Global, Inc. Senior Executive Performance Incentive Plan, as amended and restated effective May 2, 2007, and as may be hereafter amended from time to time, and (ii) the Liberty Global, Inc. Management Incentive Plan, as amended and restated effective May 2, 2007, and as may be hereafter amended from time to time.

2.36. “Stock Fund” means that portion, if any, of a Participant’s Account attributable to an election to defer Compensation that would otherwise have been payable in the form of equity of the Company, and shall include the number and kind of equity so deferred, as adjusted for dividends and distributions payable in the form of equity, and subject to such further adjustments as are otherwise applicable with respect to equity awards under the Liberty Global, Inc. 2005 Incentive Plan.

2.37. “Separation from Service” means the termination of a Participant’s employment with the Company within the meaning of Section 409A.

2.38. “Subsequent Election” means a written election on a form provided by the Company, filed with the Company in accordance with Article 3, pursuant to which a Participant may elect to defer (or, in limited cases and to the extent permitted under Section 409A, accelerate) the time of payment of amounts previously deferred in accordance with the terms of a previously made Initial Election or Subsequent Election.

2.39. “Subsidiary” means any present or future subsidiary (as defined in section 424(f) of the Code) of the Company or any business entity in which the Company owns, directly or indirectly, 50% or more of the voting, capital or profits interests. An entity shall be deemed a subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

2.40. “Surviving Spouse” means the widow or widower, as the case may be, of a Deceased Participant or a deceased Beneficiary (as applicable).

3.	INITIAL AND SUBSEQUENT ELECTIONS TO DEFER COMPENSATION

3.1. Elections.

3.1.1. Initial Elections. An Initial Election shall be made on the form approved by the Company for this purpose. Each Eligible Employee, by filing an Initial Election at the time and in the form described in this Article 3, shall have the right to defer all or any portion of the Compensation that he or she otherwise would be entitled to receive. The Compensation of such Eligible Employee for a Plan Year shall be reduced in an amount equal to the portion of the Compensation deferred by such Eligible Employee for such Plan Year pursuant to the Eligible Employee’s Initial Election. Such reduction shall be effected (a) as to any portion of the eligible Employee’s base salary as deferred, on either (i) a pro rata basis from each installment of base salary paid in accordance with applicable payroll practices, or (ii) in accordance with a schedule filed with the Eligible Employee’s Initial Election that specifies for each installment of base salary paid in accordance with applicable payroll practices, the percentage of such installment to be so deferred; (b) as to any portion of the Eligible Employee’s annual cash performance award so deferred, on a percentage basis from such award as and when otherwise payable, and (c) as to any portion of an installment payment to the Eligible Employee under the Performance Incentive Plan or any future multi-year performance incentive plan so deferred, on a percentage basis from such installment payment as and when otherwise payable. The amount of any such reduction shall be credited to the Eligible Employee’s Account in accordance with Section 5.1.

3.1.2. Subsequent Elections. Each Participant shall have the right to elect to defer the time of payment of amounts previously deferred in accordance with the terms of a previously made Initial Election pursuant to the terms of the Plan by filing a Subsequent Election at the time, to the extent, subject to the requirements and in the form described in this Article 3.

3.2. Filing of Initial Election.

3.2.1. Performance-Based Compensation. An Initial Election shall be effective with respect to Performance-Based Compensation if (i) it is filed with the Company not less than six months before the end of the Performance Period during which such Performance-Based Compensation may be earned, (ii) the Eligible Employee has performed services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date the election is made, and (iii) the amount of the Performance-Based Compensation has not become readily ascertainable within the meaning of Section 409A at the time the election is filed. An Initial Election described in the preceding sentence shall become irrevocable on the last day prior to the start of the six-month period referred to in such sentence.

3.2.2. Other Initial Elections. Except as provided in Section 3.3, no Initial Election shall be effective with respect to Compensation other than Performance-Based Compensation unless it is filed with the Company on or before the close of business on December 31 of the Plan Year preceding the Plan Year to which the Initial Election applies. An Initial Election described in the preceding sentence shall become irrevocable on December 31 of the Plan Year preceding the Plan Year to which the Initial Election applies.

3.2.3. Transitional 2009 Election. An Eligible Employee may file an Initial Election on or before the close of business on December 31, 2008, to defer all or any portion of the Compensation that he or she otherwise would be entitled to receive in 2009 and subsequent years, including Compensation for services performed prior to 2009.

3.3. Filing of Initial Election by New Eligible Employees. Notwithstanding Section 3.2, a New Eligible Employee may elect to defer all or any portion of his or her Compensation earned for the performance of services in the Plan Year in which the New Eligible Employee becomes a New Eligible Employee, beginning with the payroll period next following the filing of an Initial Election with the Company and before the close of such Plan Year by making and filing the Initial Election with the Company within 30 days of the date on which such New Eligible Employee becomes a New Eligible Employee. Any Initial Election by such New Eligible Employee for succeeding Plan Years shall be made in accordance with Section 3.2.

3.4. Plan Years to which Initial Election May Apply. A separate Initial Election may be made for each Plan Year as to which an Eligible Employee desires to defer all or any portion of such Eligible Employee’s Compensation, or an Eligible Employee may make an Initial Election with respect to a Plan Year that will remain in effect for subsequent Plan Years unless the Eligible Employee revokes such Initial Election or timely makes a new Initial Election with respect to a subsequent Plan Year. Any such revocation of an Initial Election must be in writing and must be filed with the Company on or before December 31 of the Plan Year immediately preceding the Plan Year to which such revocation applies. The failure of an Eligible Employee to make an Initial Election for any Plan Year shall not affect such Eligible Employee’s right to make an Initial Election for any other Plan Year.

3.5. Distribution Events.

3.5.1. Initial Election of Distribution Events. Each Eligible Employee shall, contemporaneously with an Initial Election, also elect the time of payment of the amount of the deferred Compensation to which such Initial Election relates. Subject to the terms and conditions of the Plan and Section 409A, the distribution event elected by each Eligible Employee may be (a) up to three specific dates selected by the Eligible Employee, none of which occurs later than December 31 of the 30th calendar year following the Plan Year to which the Initial Election applies (the “Outside Date”), (b) the earlier to occur of one or more of (1) the date or dates selected by the Eligible Employee, (2) the Eligible Employee’s Separation from Service, (3) a Change of Control, or (4) a Section 409A Change of Control, or (c) such other distribution event permitted under Section 409A as the Committee may approve and set forth in an election form. If an Eligible Employee fails to elect a distribution event in accordance with the provisions of this Section 3.5, he or she shall be deemed to have elected the earlier to occur of the Outside Date or the Eligible Employee’s Separation from Service as the distribution event.

3.5.2. Death or Disability. The death or Disability of a Participant or an Inactive Participant prior to complete distribution of the Account shall be a distribution event.

3.6. Subsequent Elections. Any Subsequent Election with respect to deferred amounts may be made only in accordance with the provisions of this Section 3.6. No Subsequent Election shall be effective until 12 months after the date on which such Subsequent Election is made. Any Subsequent Election must defer the time of payment of such amount for a minimum of five additional years from the previously elected payment date and may not cause receipt by a Participant of a lump-sum or percentage payment or the commencement of installment payments to a Participant to occur on a date that is later than the Outside Date. No Subsequent Election shall be effective to defer the time of any payment due to death or Disability.

3.6.1. Active Participants. The number of Subsequent Elections that an Active Participant may make under this Section 3.6.1 shall not be limited.

3.6.2. Inactive Participants. The Committee may, in its sole and absolute discretion, permit an Inactive Participant to make one or more Subsequent Elections. The number of Subsequent Elections that an Inactive Participant may make under this Section 3.6.2 shall be determined by the Committee in its sole and absolute discretion and need not be the same for all Inactive Participants.

3.6.3. Most Recently Filed Initial Election or Subsequent Election Controlling. Subject to acceleration pursuant to Section 3.5.2, 3.8, Section 7.1, or Article 8 (each to the extent permitted under Section 409A), no distribution of the amounts deferred by a Participant for any Plan Year shall be made before the distribution event designated by the Participant on the most recently filed Initial Election or Subsequent Election with respect to such deferred amount.

3.7. Payment Following Occurrence of Distribution Event. Subject to any required suspension or delay under Section 3.10 or Section 3.11, the Company shall make a lump-sum or percentage payment or commence making installment payments, as applicable, of any amount to which such election applies on the applicable of the following dates (or if such date is not a business day, on the next succeeding business day): (a) the date of a distribution event that is a specified date designated by a Participant pursuant to an Initial Election or Subsequent Election made in accordance with this Plan, (b) the date 60 days after a distribution event due to death or Disability, or (c) the date 30 days after a distribution event due to Separation from Service, Change of Control, Section 409A Change of Control or any distribution event permitted under Section 409A as the Committee may approve and set forth in an election form.

3.8. Discretion to Distribute in Full Upon or Following a Change of Control. To the extent permitted under Section 409A, in connection with a Change of Control, and for the 12-month period following a Change of Control, the Committee may exercise its discretion to terminate the Plan and, notwithstanding any other provision of the Plan or the terms of any Initial Election or Subsequent Election, distribute the Account balance of each Participant in full and thereby effect the revocation of any outstanding Initial Elections or Subsequent Elections.

3.9. Rabbi Trust. The Committee may authorize the Company to establish an irrevocable trust with a duly authorized bank or corporation with trust powers designated by the Company’s Chief Executive Officer (“Rabbi Trust”), pursuant to such terms and conditions as are set forth in the governing trust agreement. Any such Rabbi Trust shall be intended to be treated as a “grantor trust” under the Code, and the establishment of the Rabbi Trust shall not be intended to cause Participants performing services for the Company to realize current income on amounts contributed thereto nor to cause the Plan to be “funded” with respect to the Company, and the Rabbi Trust shall be so interpreted. Any amounts subsequently due to a Participant under the Plan shall be first satisfied by the Rabbi Trust, and any remaining obligations shall be satisfied by the Company, in accordance with the terms of the Plan.

3.10. Required Suspension of Payment of Benefits. Notwithstanding any provision of the Plan or any Participant’s election as to the date or time of payment of any amount payable under the Plan, to the extent required under Section 409A, any amount that otherwise would be payable to a Participant who is a “specified employee” of the Company, as determined in accordance with Section 409A, during the six-month period following such Participant’s Separation from Service, shall be suspended until the lapse of such six-month period (or, if earlier, the date of death of the Participant). The amount that otherwise would be payable to such Participant during such period of suspension, together with applicable credits or debits in accordance with Section 5.2 on such suspended amount, shall be paid in a single payment on the day following the end of such six-month period (or, if such day is not a business day, on the next succeeding business day) or within 60 days following the death of the Participant during such six-month period.

3.11. Delay of Payment Under Certain Circumstances. Notwithstanding any provision of the Plan or any Participant’s election as to the date or time of payment of any benefit payable under the Plan, if the Committee reasonably determines with respect to any payment under the Plan:

3.11.1. that the Company’s deduction with respect to any such payment would be limited or eliminated by the application of section 162(m) of the Code, then to the extent deemed necessary by the Company to ensure that the entire amount of any payment under the Plan is deductible, the Company may delay payment of any amount that would otherwise be paid under the Plan until the earliest date on which the Company reasonably anticipates that the Company’s deduction of the payment of the amount will not be limited or eliminated by application of section 162(m) of the Code, and any amounts for which distribution is delayed pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 5.2; or

3.11.2. that the making of such payment would violate (i) the terms of any loan arrangement or similar contract to which the Company is a party and such violation would cause material harm to the Company or (ii) Federal securities law or any other law applicable to the Company, such payment shall be delayed until the earliest date the Company reasonably anticipates that the making of the payment will not cause such violation (or, in the case of (i) above, such violation will not cause material harm to the Company) and any amounts for which distribution is delayed pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 5.2.

4.	FORMS OF DISTRIBUTION

4.1. Forms of Distribution.

4.1.1. Distribution Form. Amounts credited to an Account shall be distributed, pursuant to an Initial Election or Subsequent Election, in one of the following forms of distribution:

4.1.1.1. A lump-sum payment;

4.1.1.2. Substantially equal annual installments over a period of two, three, four or five years; or

4.1.1.3. Payment of two or three specified portions, identified as percentages collectively totaling 100%, of the amount of Compensation deferred for a Plan Year.

If an Eligible Employee fails to elect a form of distribution in accordance with the provisions of this Section 4.1, he or she shall be deemed to have elected to receive a lump-sum payment as the form of distribution. In the event the payment event is due to death or Disability, the form of distribution shall be limited to a lump-sum payment.

4.1.2. Payment Form. A Participant who has made an election to defer Compensation that would otherwise have been payable in the form of equity of the Company shall receive a distribution from the Account in the number and kind of equity allocated to the Stock Fund. Unless otherwise approved by the Committee, all other distributions shall be made in the form of cash payments.

4.1.3. Limited Cashout. To the extent permitted under Section 409A, notwithstanding any Initial Election, Subsequent Election or any other provision of the Plan to the contrary:

4.1.3.1. distributions shall be made in the form of a lump-sum payment unless the portion of a Participant’s Account subject to distribution pursuant to Section 4.1.1.2, as of the benefit commencement date, is more than $10,000; and

4.1.3.2. following a Participant’s Separation from Service for any reason, if the amount credited to the Participant’s Account is $10,000 or less, the Committee may, in its sole discretion, direct that such amount be distributed to the Participant (or Beneficiary, as applicable) in one lump-sum payment, provided that the payment is made on or before the later of (i) December 31 of the calendar year in which the Participant’s Separation from Service occurs or (ii) the 15th day of the third month after the Participant’s Separation from Service.

4.2. Determination of Account Balances For Purposes of Distribution. The amount of any distribution made pursuant to Section 4.1 shall be based on the balance in the Participant’s Account on the date of distribution and the applicable distribution period. For this purpose, the value of a Participant’s Account shall be calculated by taking into account applicable credits or debits in accordance with Section 5.2 through the end of the day immediately preceding the date of distribution.

4.3. Plan-to-Plan Transfers. The Committee may delegate its authority to arrange for plan-to-plan transfers as described in this Section 4.3 to an officer of the Company or committee of two or more officers of the Company.

4.3.1.1. The Committee may, with a Participant’s consent, make such arrangements as it may deem appropriate to transfer the Company’s obligation to pay benefits with respect to such Participant which have not become payable under this Plan, to another employer, whether through a deferred compensation plan, program or arrangement sponsored by such other employer or otherwise, or to another deferred compensation plan, program or arrangement sponsored by the Company or an Affiliate. Following the completion of such transfer, with respect to the benefit transferred, the Participant shall have no further right to payment under this Plan.

4.3.1.2. The Committee may, with a Participant’s consent, make such arrangements as it may deem appropriate for the Plan to assume another employer’s obligation to pay benefits with respect to such Participant which have not become payable under the deferred compensation plan, program or arrangement under which such future right to payment arose, or to assume a future payment obligation of the Company or an Affiliate under another plan, program or arrangement sponsored by the Company or an Affiliate. Upon the completion of the Plan’s assumption of such payment obligation, the Company shall establish an Account for such Participant, and the Account shall be subject to the rules of this Plan, as in effect from time to time.

5.	BOOK ACCOUNTS

5.1. Deferred Compensation Account. A deferred compensation Account shall be established for each Eligible Employee when such Eligible Employee becomes a Participant. Compensation deferred pursuant to the Plan shall be credited to the Account on the date such Compensation would otherwise have been payable to the Participant. All deemed interest, dividends, earnings, losses and other relevant amounts applicable to each Account shall be credited or debited to the Account as they are deemed to occur, as provided in Section 5.2.

5.2. Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, amounts shall be credited or debited to a Participant’s Account in accordance with the following rules:

5.2.1. Phantom Investment Portfolio Program. Subject to Section 5.2.4, the Participant may elect the Credited Interest Fund and/or one or more of any established Phantom Investment Funds, for the purpose of crediting or debiting additional amounts to his or her Account.

5.2.2. Election of Phantom Investment Funds. In the event the Committee has established one or more Phantom Investment Funds, a Participant, in connection with his or her Initial Election in accordance with Section 3.1, may elect, on the form provided by the Company, filed with the Company in accordance with Article 3, one or more Phantom Investment Fund(s) (as described in Section 5.2.1) to be used to determine the amounts to be credited or debited to his or her Account. The Participant may (but is not required to) elect, by submitting an election form to the Company that is accepted by the Company, to add or delete one or more of the Credited Interest Fund and Phantom Investment Fund(s) to be used to determine the amounts to be credited or debited to his or her Account, or to change the portion of his or her Account allocated to each. If an election is made in accordance with the previous sentence, it shall apply as of the first business day after the election is filed, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Company, in its sole discretion, may impose limitations on the frequency with which one or more of the Phantom Investment Funds elected in accordance with this Section 5.2.2 may be added or deleted by such Participant; furthermore, the Company, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account allocated to each previously or newly elected Phantom Investment Fund.

5.2.3. Credited Interest Fund. Subject to Section 5.2.4, a Participant’s Account attributable to amounts deferred on or after January 1, 2009 shall be allocated to the Credited Interest Fund until such time as the Committee determines, in its sole discretion, that the Participant may select one or more Phantom Investment Funds and the Participant elects to change the allocation of the Account. To the extent that a Participant does not elect any of the Phantom Investment Funds as described in Section 5.2.2, the Participant’s Account shall automatically be allocated to the Credited Interest Fund unless Section 5.2.4 is otherwise applicable.

5.2.4. Stock Fund. Any amount held in the Stock Fund shall remain allocated to the Stock Fund and the Participant shall not be entitled to change the portion of his Account allocated to the Stock Fund; provided, however, that any cash dividends payable with respect to the number and kind of equity allocated to the Stock Fund shall be credited to the Participant’s Account in the Phantom Investment Funds or the Credited Interest Fund in accordance with Sections 5.2.2 and 5.2.3.

5.2.5. Proportionate Allocation. In making any election described in Section 5.2.2 above, the Participant shall specify on the applicable election form, in increments of one percent (1%), the percentage of his or her Account to be allocated/reallocated.

5.2.6. Crediting or Debiting Method. Each Participant’s Account allocated to the Credited Interest Fund shall be credited with interest at the Applicable Interest Rate. The performance of each Phantom Investment Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account has been hypothetically allocated among the Phantom Investment Funds by the Participant, and any portion of a Participant’s Account allocated to the Phantom Investment Fund shall be credited or debited based on that performance. Credits and debits under this Section 5.2.6 shall be calculated with respect to Compensation deferred by such Participant in accordance with this Plan from the date such Compensation would otherwise have been payable to the Participant through the end of the day immediately preceding the date on which such deferred Compensation is paid to such Participant (or his or her Beneficiary) in accordance with this Plan.

5.2.7. No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Phantom Investment Funds are to be used for measurement purposes only, and a Participant’s election of any such Phantom Investment Fund, the allocation of his or her Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Phantom Investment Fund. In the event that the Company or the trustee of the Rabbi Trust, if any, in its own discretion, decides to invest funds in any or all of the investments on which the Phantom Investment Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Rabbi Trust, if any; the Participant shall at all times remain an unsecured creditor of the Company.

5.3. Status of Deferred Amounts. All Compensation deferred under this Plan shall continue for all purposes to be a part of the general funds of the Company.

5.4. Participants’ Status as General Creditors. An Account shall at all times represent the general obligation of the Company. Each Participant shall be a general creditor of the Company with respect to this obligation and shall not have a secured or preferred position with respect to his or her Account. Nothing contained herein shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained herein shall be construed to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages.

6.	NO ALIENATION OF BENEFITS

Except as otherwise required by law, the right of any Participant or Beneficiary to any benefit or interest under any of the provisions of the Plan shall not be subject to encumbrance, attachment, execution, garnishment, assignment, pledge, alienation, sale, transfer or anticipation, either by the voluntary or involuntary act of any Participant or Beneficiary or by operation of law, nor shall such payment, right or interest be subject to any other legal or equitable process.

7.	DEATH OF PARTICIPANT

7.1. Death of Participant. A Deceased Participant’s Account shall be distributed in a lump sum to the Deceased Participant’s Beneficiary to whom the right to payment under the Plan shall have passed.

7.2. Designation of Beneficiaries. Each Participant and Beneficiary shall have the right to designate one or more Beneficiaries to receive distributions in the event of the Participant’s or Beneficiary’s death by filing with the Company a Beneficiary designation on the form provided by the Company for such purpose. The designation of Beneficiary or Beneficiaries may be changed by a Participant or Beneficiary at any time prior to such Participant’s or Beneficiary’s death by the delivery to the Company of a new Beneficiary designation form.

8.	HARDSHIP AND OTHER ACCELERATION EVENTS

8.1. Hardship. Notwithstanding the terms of an Initial Election or Subsequent Election, if, at the Participant’s request, the Committee determines that the Participant has incurred a Hardship, the Committee may, in its discretion and to the extent permitted under Section 409A, authorize the immediate distribution of all or any portion of the Participant’s Account.

8.2. Other Acceleration Events. To the extent permitted under Section 409A, notwithstanding the terms of an Initial Election or Subsequent Election, distribution of all or part of a Participant’s Account may be made:

8.2.1. To the extent necessary to fulfill a domestic relations order (as deemed in section 414(p)(1)(B) of the Code).

8.2.2. To the extent necessary to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code).

8.2.3. To pay the Federal Insurance Contribution Act (“FICA”) tax imposed under sections 3101 and 3121(v)(2) of the Code on Compensation deferred under the Plan (the “FICA Amount”) plus the income tax at source on wages imposed under section 3401 of the Code with respect to the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes, provided that the total amount distributable under this Section 8.2.3 shall not exceed the sum of the FICA Amount and the income tax withholding related to such FICA Amount.

9.	INTERPRETATION

9.1. Authority of Committee. The Committee shall have full and exclusive authority to construe, interpret and administer this Plan and take all actions and make all determinations on behalf of the Company unless otherwise indicated, and the Committee’s construction and interpretation thereof and determinations thereunder shall be binding and conclusive on all persons for all purposes. The Committee shall be entitled to delegate any authority hereunder to the appropriate officers of the Company, as determined by the Committee in its discretion.

9.2. Claims Procedure. If an individual (hereinafter referred to as the “Applicant,” which reference shall include the legal representative, if any, of the individual) does not receive timely payment of benefits to which the Applicant believes he or she is entitled under the Plan, the Applicant may make a claim for benefits in the manner hereinafter provided.

An Applicant may file a claim for benefits with the Committee on a form supplied by the Company. If the Committee wholly or partially denies a claim, the Committee shall provide the Applicant with a written notice stating:

9.2.1. The specific reason or reasons for the denial;

9.2.2. Specific reference to pertinent Plan provisions on which the denial is based;

9.2.3. A description of any additional material or information necessary for the Applicant to perfect the claim and an explanation of why such material or information is necessary; and

9.2.4. Appropriate information as to the steps to be taken in order to submit a claim for review.

Written notice of a denial of a claim shall be provided within 60 days of the receipt of the claim, provided that if special circumstances require an extension of time for processing the claim, the Committee may notify the Applicant in writing that an additional period of up to 60 days will be required to process the claim.

If the Applicant’s claim is denied, the Applicant shall have 60 days from the date of receipt of written notice of the denial of the claim to request a review of the denial of the claim by the Committee. Request for review of the denial of a claim must be submitted in writing. The Applicant shall have the right to review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall provide a written decision within 60 days of its receipt of the Applicant’s request for review, provided that if special circumstances require an extension of time for processing the review of the Applicant’s claim, the Committee may notify the Applicant in writing that an additional period of up to 60 days shall be required to process the Applicant’s request for review.

It is intended that the claims procedures of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR § 2560.503-1.

Claims for benefits under the Plan must be filed with the Committee at the following address or, if different, at the address of the Company’s principal executive offices:

Liberty Global, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112
Attn:	Senior Vice President, Global Human Resources
cc:	General Counsel

10.	AMENDMENT OR TERMINATION

10.1. Amendment or Termination. Except as otherwise provided by Section 10.2, the Company, by action of the Committee, reserves the right at any time, or from time to time, to amend or modify this Plan, including amendments for the purpose of complying with Section 409A. The Company, by action of the Board, reserves the right at any time to terminate this Plan.

10.2. Amendment of Rate of Credited Earnings. No amendment shall decrease the Applicable Interest Rate with respect to the portion of a Participant’s Account that is attributable to an Initial Election or Subsequent Election made with respect to Compensation earned in a Plan Year which election has become irrevocable before the date of adoption of such amendment by the Committee. For purposes of this Section 10.2, a Subsequent Election to defer the payment of part or all of an Account for an additional period after a previously-elected payment date (as described in Section 3.6) shall be treated as a Subsequent Election separate from any previous Initial Election or Subsequent Election with respect to such Account.

11.	WITHHOLDING OF TAXES

The Company, or the trustee of any Rabbi Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Company or the trustee of the Rabbi Trust, if any, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of any Rabbi Trust.

12.	MISCELLANEOUS PROVISIONS

12.1. No Right to Continued Employment. Nothing contained herein shall be construed as conferring upon any Participant the right to remain in the employment of the Company, its subsidiaries or divisions, as an executive or in any other capacity.

12.2. Expenses of Plan. All expenses of the Plan shall be paid by the Company.

12.3. Gender and Number. Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender. The singular form, whenever used herein, shall mean or include the plural form, and vice versa, as the context may require.

12.4. Law Governing Construction. The construction and administration of the Plan and all questions pertaining thereto, shall be governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable federal law and, to the extent not governed by federal law, by the internal laws of the State of Colorado.

12.5. Headings Not a Part Hereof. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of the Plan, nor shall they affect its meaning, construction, or effect.

12.6. Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.

12.7. Compliance with Section 409A. This Plan is intended to comply in all respects with Section 409A and at all times shall be interpreted and operated in compliance therewith.

13.	EFFECTIVE DATE

The Plan was originally effective on December 15, 2008 and is hereby amended and restated effective as of November 20, 2009.

IN WITNESS WHEREOF, LIBERTY GLOBAL, INC. has caused this Plan, as amended and restated, to be executed by its duly authorized officer as of the 20th day of November, 2009.

LIBERTY GLOBAL, INC.

By:	/s/ Elizabeth M. Markowski
Name:	Elizabeth M. Markowski
Title:	Senior Vice President